Exhibit 99.1

Contact:	Mark Hord
	ViewPoint Financial Group	FOR IMMEDIATE RELEASE
	972-578-5000, Ext. 7440	March 12, 2009
ViewPoint Financial Group to File for Extension of 2008 10-K
PLANO, Texas, March 12, 2009 — ViewPoint Financial Group (NASDAQ:VPFG) (the “Company”), the holding company for ViewPoint Bank, announced that, subsequent to the issuance on February 9, 2009 of its preliminary earnings for the quarter and year ended December 31, 2008, it became aware that the performance of the collateralized debt obligations held in its securities portfolio may have deteriorated beyond what was originally anticipated. As a result, the Company may need to recognize impairment charges related to this portion of its investment portfolio. The Company is currently evaluating the information available and has decided to file an extension of the deadline to file its Annual Report on Form 10-K for the year ended December 31, 2008, in order to analyze the timing and extent to which any such impairment charges should be recognized. To the extent the Company determines that an impairment charge must be reflected in the quarter ended December 31, 2008, the previously announced full year and fourth quarter 2008 earnings information will be revised accordingly.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 30 community bank offices and 15 loan production offices. For more information, please visit www.viewpointbank.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publically release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.